Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-269296

GS Finance Corp. $1,696,884 Basket-Linked Put Warrants due 2023 guaranteed by The Goldman Sachs Group, Inc.

You will not be able to purchase the put warrants unless you have an options-approved account. The amount that you will be paid on your put warrants on the payment date (December 28, 2023) is based on the performance of an unequally-weighted basket comprised of the common stock, common units, limited partnership units or American depositary shares (basket stocks) of 23 companies as measured from March 23, 2023 (the date the initial stock price of each basket stock was set) to and including the expiration date (December 26, 2023). For a full list of the basket stocks, see page S-4. There is no minimum payment on the put warrants.

The initial basket level is 100 and the final basket level will equal the sum of the products, as calculated for each basket stock, of: (i) its final stock price on the expiration date divided by its initial stock price (set on March 23, 2023 and may be higher or lower than the closing price of one share of such basket stock on the trade date (March 24, 2023)) multiplied by (ii) its initial weighted value set forth on page S-4.

On the payment date, the put warrants either will be automatically exercised or will expire worthless and for each put warrant you will receive an amount in cash, if any, as follows:

●

if the final basket level is less than the strike level (95% of the initial basket level), the product of (i) the $1,000 notional amount times (ii) the basket return (the quotient of (a) the strike level minus the final basket level divided by (b) the initial basket level), subject to the maximum settlement amount of $200 for each warrant.

●	if the final basket level is equal to or greater than the strike level, $0. The put warrants will expire worthless.

Even if the final basket level is less than the strike level, you will lose a portion of your initial investment in the put warrants unless the basket return (calculated as described above) is greater than the option premium amount expressed as a percentage of the $1,000 notional amount. In addition, in no event will the amount in cash you receive on the payment date exceed the maximum settlement amount. See “Breakeven Analysis” on the next page for more information.

Investing in the put warrants involves a high degree of risk, including the possibility that the put warrants will expire worthless and that you will lose all of your initial investment in the put warrants.

The put warrants may not be exercised by either you or us prior to the applicable expiration date.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page S-20.

The estimated value of your put warrants at the time the terms of your put warrants are set on the trade date is equal to approximately 91.67% of the option premium amount, which equals $38.5014 per option premium amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your put warrants, if it makes a market in the put warrants, see the following page.

Original issue date:	March 28, 2023	Option premium amount (Original issue price):	$42 per put warrant (4.2% of the $1,000 notional amount); $1,696,884 total
Underwriting discount:	$0 per put warrant (0% of the $1,000 notional amount); $0 total	Net proceeds to the issuer:	$42 per put warrant (4.2% of the $1,000 notional amount); $1,696,884 total

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The put warrants are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Prospectus Supplement No. 8 dated March 24, 2023.

Breakeven Analysis

Should you decide to invest in any put warrant offered hereby, you will pay an option premium. The option premium amount represents the option premium percentage, which is 4.2% of the $1,000 notional amount. You will break even on your investment, meaning that you will receive an amount in cash for your put warrants on the payment date equal to at least the initial option premium amount, if the final basket level is equal to the breakeven level of 90.8% of the initial basket level.

If the final basket level is equal to or greater than the strike level, the put warrants will expire worthless and your payment amount will be $0. Because the strike level is less than the initial basket level, even if the final basket level is equal to the initial basket level, the put warrants will expire worthless and your payment amount will be $0. Even if the final basket level is less than the strike level, your return on the put warrants will also be negative unless the final basket level declines below the breakeven level (i.e., your return on the put warrants will be negative unless the basket return (calculated as defined on the cover) is greater than the option premium percentage).  Your return on the put warrants will be positive only if the final basket level is less than the breakeven level. However, in no event will the amount in cash you receive on the payment date exceed the maximum settlement amount. Therefore, you will not benefit from any decrease in the final basket level below 75% of the initial basket level.

Minimum Purchase Amount

In connection with the initial offering of the warrants, the minimum number of warrants that may be purchased by any investor is 24, resulting in an aggregate minimum option premium amount per investor of $1,008.

The issue price, underwriting discount and net proceeds listed above relate to the warrants we sell initially. We may decide to sell additional warrants after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in warrants will depend in part on the issue price you pay for such warrants.

GS Finance Corp. may use this prospectus in the initial sale of the warrants. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a warrant after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Warrants

The estimated value of your warrants at the time the terms of your warrants are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately 91.67% of the option premium amount, which equals $38.5014 per option premium amount, which is less than the original issue price. The value of your warrants at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell warrants (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your warrants at the time of pricing, plus an additional amount (initially equal to $3.5 per $42 option premium amount).

Prior to July 24, 2023, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your warrants (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your warrants (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through July 23, 2023). On and after July 24, 2023, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your warrants (if it makes a market) will equal approximately the then-current estimated value of your warrants determined by reference to such pricing models.

About Your Prospectus

The warrants are part of the Warrants, Series G program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this prospectus supplement and the accompanying documents listed below. This prospectus supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your warrants and therefore should be read in conjunction with such documents:

●Prospectus supplement dated February 13, 2023

●Prospectus dated February 13, 2023

The information in this prospectus supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your warrants.

We refer to the warrants we are offering by this prospectus supplement as the “offered warrants” or the “warrants”. Each of the offered warrants has the terms described below. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. The warrants will be issued under the senior debt indenture, dated as of October 10, 2008, as amended or supplemented from time to time, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The warrants will be issued in book-entry form and represented by master warrant no. 1, dated October 14, 2020.

TERMS AND CONDITIONS

(Terms From Prospectus Supplement No. 8 Incorporated Into Master Warrant No. 1)

These terms and conditions relate to prospectus supplement no. 8 dated March 24, 2023 of GS Finance Corp. and The Goldman Sachs Group, Inc. with respect to the issuance by GS Finance Corp. of its Basket-Linked Put Warrants due 2023 and the guarantee thereof by The Goldman Sachs Group, Inc.

The provisions below are hereby incorporated into master warrant no. 1, dated October 14, 2020. References herein to “this warrant” shall be deemed to refer to “this security” in such master warrant no. 1, dated October 14, 2020. Certain defined terms may not be capitalized in these terms and conditions even if they are capitalized in master warrant no. 1, dated October 14, 2020. Defined terms that are not defined in these terms and conditions shall have the meanings indicated in such master warrant no. 1, dated October 14, 2020, unless the context otherwise requires.

CUSIP / ISIN: 362273BV5 / US362273BV55

Company (Issuer): GS Finance Corp.

Guarantor: The Goldman Sachs Group, Inc.

Basket: an unequally-weighted basket comprised of the 23 basket stocks

Basket stocks (each individually, a basket stock): the 23 common stocks, common units, limited partnership units or American depositary shares (“ADSs”) listed below; for each basket stock, its current Bloomberg ticker, basket stock issuer, type of security, current primary listing, initial weight in the basket, initial weighted value and initial stock price are set forth below:

Basket Stock	Current Bloomberg Ticker	Type of Security	Current Primary Listing	Initial Weight in the Basket	Initial Weighted Value	Initial Stock Price (USD)
AbbVie Inc.	ABBV	Common Stock	New York Stock Exchange	7.0024%	7.0024	$155.30
Advanced Micro Devices, Inc.	AMD	Common Stock	The NASDAQ Global Select Market	0.6628%	0.6628	$100.28
Alphabet Inc.	GOOGL	Class A Common Stock	The NASDAQ Global Select Market	3.5988%	3.5988	$105.60
Amazon.com, Inc.	AMZN	Common Stock	The NASDAQ Global Select Market	2.9701%	2.9701	$98.71
Apple Inc.	AAPL	Common Stock	The Nasdaq Stock Market LLC	4.0797%	4.0797	$158.93
Blackstone Inc.	BX	Common Stock	New York Stock Exchange	6.2923%	6.2923	$84.45
Brookfield Infrastructure Partners L.P.	BIP	Limited Partnership Unit	New York Stock Exchange	4.7627%	4.7627	$31.46
Chevron Corporation	CVX	Common Stock	New York Stock Exchange	5.7481%	5.7481	$154.52
Costco Wholesale Corporation	COST	Common Stock	The NASDAQ Global Select Market	5.7311%	5.7311	$487.76
Eli Lilly and Company	LLY	Common Stock	New York Stock Exchange	2.3418%	2.3418	$332.64
Energy Transfer LP	ET	Common Unit, representing limited partner interests	New York Stock Exchange	10.4073%	10.4073	$11.68
Illumina, Inc.	ILMN	Common Stock	The Nasdaq Stock Market LLC	1.3321%	1.3321	$216.95
Lockheed Martin Corporation	LMT	Common Stock	New York Stock Exchange	4.6743%	4.6743	$467.90
MetLife, Inc.	MET	Common Stock	New York Stock Exchange	3.7640%	3.7640	$54.30
Microsoft Corporation	MSFT	Common Stock	The Nasdaq Stock Market LLC	5.5587%	5.5587	$277.66

Northrop Grumman Corporation	NOC	Common Stock	New York Stock Exchange	6.9732%	6.9732	$444.44
Novo Nordisk A/S	NVO	An ADS, representing one B share	New York Stock Exchange	0.9902%	0.9902	$149.58
NVIDIA Corporation	NVDA	Common Stock	The NASDAQ Global Select Market	5.0928%	5.0928	$271.91
Palo Alto Networks, Inc.	PANW	Common Stock	The Nasdaq Stock Market LLC	2.7125%	2.7125	$193.89
Peabody Energy Corporation	BTU	Common Stock	New York Stock Exchange	3.8695%	3.8695	$23.66
The Home Depot, Inc.	HD	Common Stock	New York Stock Exchange	4.9570%	4.9570	$283.91
T-Mobile US, Inc.	TMUS	Common Stock	The Nasdaq Stock Market LLC	2.6880%	2.6880	$142.30
Ulta Beauty, Inc.	ULTA	Common Stock	The NASDAQ Global Select Market	3.7906%	3.7906	$515.74

Notional amount: $1,000 per warrant

Premium amount: $42 per warrant; $1,696,884 in the aggregate on the original issue date; the aggregate premium amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the trade date.

Authorized denominations: one warrant equivalent to $42 or any integral multiple in excess thereof

Principal amount: On the payment date, the company will pay, for each outstanding warrant, an amount in cash, if any, equal to the cash settlement amount.

Automatic exercise: as measured on the expiration date, if the final basket level is less than the strike level, then the outstanding premium amount will be automatically exercised in whole and the company will pay an amount in cash on the payment date, for each warrant, equal to the cash settlement amount. The warrant may not be exercised prior to the expiration date.

Expire worthless: as measured on the expiration date, if the final basket level is equal to or greater than the strike level, the warrant will expire worthless on the payment date and the cash settlement amount will be $0.

Cash settlement amount:

●

If the final basket level is less than the strike level, the cash settlement amount will equal the product of (i) the notional amount times (ii) the basket return, subject to the maximum settlement amount.

●	If the final basket level is equal to or greater than the strike level, the warrant will expire worthless on the payment date and the cash settlement amount will be $0.

Initial basket level: 100

Final basket level: the closing level of the basket on the expiration date, except in the limited circumstances described under “— Consequences of a market disruption event or a non-trading day” below

Closing level of the basket: on any trading day, the sum of, for each of the basket stocks: the product of (i) the quotient of (a) the closing price of such basket stock on such trading day divided by (b) the initial stock price of such basket stock times (ii) the initial weighted value of such basket stock, except in the limited circumstances described under “— Consequences of a market disruption event or a non-trading day” below

Initial stock price:  for a basket stock, as set forth under “— Basket stocks” above. The initial stock price of each basket stock was set on March 23, 2023 and may be higher or lower than the closing price of one share of such basket stock on the trade date.

Final stock price:  with respect to a basket stock, the closing price of one share of such basket stock on the expiration date, subject to adjustment as provided in “— Consequences of a market disruption event or a non-trading day” and “— Anti-dilution adjustments” below

Strike level: 95% of the initial basket level

Maximum settlement amount: $200

Basket return: the quotient of (i) the strike level minus the final basket level divided by (ii) the initial basket level, expressed as a percentage

Trade date: March 24, 2023

Original issue date: March 28, 2023

Expiration date: December 26, 2023, unless the calculation agent determines that a market disruption event with respect to a basket stock occurs or is continuing on such day or such day is not a trading day with respect to a basket stock. In that event, the expiration date will be the first following trading day on which the calculation agent determines that, on or subsequent to such originally scheduled expiration date, each basket stock has had at least one trading day on which no market disruption event has occurred or is continuing and the final stock price of each of the basket stocks will be determined on or prior to the postponed expiration date as set forth under “— Consequences of a market disruption event or a non-trading day” below. (In such case, the expiration date may differ from the dates on which the final stock prices of one or more basket stocks are determined for the purpose of the calculations to be performed on the expiration date.) In no event, however, will the expiration date be postponed to a date later than the originally scheduled payment date or, if the originally scheduled payment date is not a business day, later than the first business day after the originally scheduled payment date. On such last possible expiration date, if a market disruption event occurs or is continuing with respect to a basket stock that has not yet had such a trading day on which no market disruption event has occurred or is continuing or if such last possible day is not a trading day with respect to such basket stock, that day will nevertheless be the expiration date.

Payment date: December 28, 2023, unless that day is not a business day, in which case the payment date will be postponed to the next following business day. The payment date will also be postponed if the expiration date is postponed as described under “— Expiration date” above. In such a case, the payment date will be postponed by the same number of business day(s) from but excluding the originally scheduled expiration date to and including the actual expiration date.

Closing price: on any trading day, with respect to a basket stock, the closing sale price or last reported sale price, regular way, for such basket stock, on a per-share or other unit basis:

•	on the principal national securities exchange on which such basket stock is listed for trading on that day, or
•	if such basket stock is not listed on any national securities exchange on that day, on any other U.S. national market system that is the primary market for the trading of such basket stock.

If the basket stock is not listed or traded as described above, then the closing price for such basket stock on any day will be the average, as determined by the calculation agent, of the bid prices for such basket stock obtained from as many dealers in such basket stock selected by the calculation agent as will make those bid prices available to the calculation agent.  The number of dealers need not exceed three and may include the calculation agent or any of its or the company’s affiliates.

The closing price of the basket stock is subject to adjustment as described under “— Anti-dilution adjustments” below.

Trading day: with respect to a basket stock, a day on which the principal securities market for such basket stock is open for trading

Basket stock issuer: (i) with respect to a basket stock that does not constitute an ADS, the issuer of such basket stock as then in effect or (ii) with respect to a basket stock that constitutes an ADS, the issuer of the security represented by the ADS as then in effect

Market disruption event: With respect to any given trading day, any of the following will be a market disruption event with respect to a basket stock:

●

a suspension, absence or material limitation of trading in the basket stock on its primary market for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,

●

a suspension, absence or material limitation of trading in option or futures contracts relating to the basket stock in the primary market for those contracts for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or
●	the basket stock does not trade on what was the primary market for the basket stock, as determined by the calculation agent in its sole discretion,

and, in the case of any of these events, the calculation agent determines in its sole discretion that such event could materially interfere with the ability of the company or any of its affiliates or a similarly situated person to unwind all or a material portion of a hedge that could be effected with respect to this warrant.

The following events will not be market disruption events:

●	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
●	a decision to permanently discontinue trading in option or futures contracts relating to the basket stock.

For this purpose, an “absence of trading” in the primary securities market on which shares of the basket stock are traded, or on which option or futures contracts relating to the basket stock are traded, will not include any time when that market is itself closed for trading under ordinary circumstances.  In contrast, a suspension or limitation of trading in shares of the basket stock or in option or futures contracts, if available, relating to the basket stock in the primary market for that basket stock or those contracts, by reason of:

●	a price change exceeding limits set by that market,
●	an imbalance of orders relating to the shares of the basket stock or those contracts, or
●	a disparity in bid and ask quotes relating to the shares of the basket stock or those contracts,

will constitute a suspension or material limitation of trading in shares of the basket stock or those contracts in that market.

A market disruption event with respect to one basket stock will not, by itself, constitute a market disruption event for any unaffected basket stock.

Consequences of a market disruption event or a non-trading day: If a market disruption event relating to one or more basket stocks occurs or is continuing on a day that would otherwise be the originally scheduled expiration date, or such day is not a trading day, the calculation agent will calculate the final basket level by using:

•	for each basket stock that is not affected by a market disruption event or non-trading day on the originally scheduled expiration date, the closing price of such basket stock on such date;
•

for each basket stock that is affected by a market disruption event or a non-trading day on the originally scheduled expiration date, the closing price of such basket stock on the first trading day following the originally scheduled expiration date on which no market disruption event exists for such basket stock; and

•

for each basket stock as to which a market disruption event or non-trading day continues through the last possible postponed expiration date, the calculation agent’s assessment, in its sole discretion, of the closing price of such basket stock on the last possible postponed expiration date.

As a result, the final stock price of different basket stocks could be determined on different calendar days.  For the avoidance of doubt, once the final stock price for one or more basket stocks is determined for the expiration date, the occurrence of a later market disruption event or non-trading day with respect to such basket stock or basket stocks will not alter such calculation.

Anti-dilution adjustments:

For purposes of these adjustments with respect to a basket stock that is an ADS, except as noted below, all adjustments to the reference amount for the basket stock will be made as if the applicable securities represented by the ADS are serving as that basket stock. The term “dividend” used herein will mean the dividend paid by the basket stock issuer, net of any applicable foreign withholding or similar taxes that would be due on dividends paid to a U.S. person that claims and is entitled to a reduction in such taxes under an applicable income tax treaty, if available.

No adjustment to the ADS price or the reference amount, including those described below, will be made if (i) holders of the ADS are not eligible to participate in any of the transactions described below or (ii) (and to the extent that) the calculation agent determines in its sole discretion that the basket stock issuer or the depositary for the ADS has adjusted the number of shares of the applicable securities represented by each ADS so that the ADS price would not be affected by the corporate event in question. However, to the extent that the number of shares of the securities represented by each ADS is changed for any other reason, appropriate adjustments to the anti-dilution adjustments described herein (which may include ignoring such provision, if appropriate) will be made to reflect that change.

The calculation agent will adjust the reference amount of a basket stock in respect of each event for which adjustment is required under any of the six subsections beginning with “Stock splits” below (and not in respect of any other event).  (If more than one such event occurs, the calculation agent shall adjust the reference amount as so provided for each such event, sequentially, in the order in which such events occur, and on a cumulative basis.)  Having adjusted the reference amount for any and all such events as so provided, the calculation agent shall determine a closing price for the reference amount as so adjusted on the expiration date.  (If the reference amount is adjusted pursuant to “Reorganization events” below so as to consist of distribution property, then the closing price on the expiration date shall equal the sum of the respective closing prices or other values for all such distribution property on the expiration date, as provided in “Reorganization events” below.)  Having determined the closing price on the expiration date, the calculation agent shall use such prices to calculate the cash settlement amount.  The calculation agent shall make all adjustments no later than the expiration date.

Notwithstanding any other provision in this warrant, if an event for which adjustment is required under any of the six subsections beginning with “Stock splits” below occurs, the calculation agent may make the adjustment and any related determinations and calculations in a manner that differs from that specified in this warrant as necessary to achieve an equitable result. Upon written request by the holder to the calculation agent, the calculation agent will provide the holder with such information about these adjustments as such agent determines is appropriate.

Stock splits. A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth less as a result of a stock split. If a basket stock is subject to a stock split, then at the opening of business on the first day on which such basket stock trades without the right to receive the stock split, the calculation agent will adjust the reference amount to equal the sum of the reference amount in effect immediately prior to such adjustment plus the product of (i) the number of new shares issued in the stock split with respect to one share of such basket stock times (ii) the reference amount in effect immediately prior to such adjustment.  The reference amount will not be adjusted, however, unless such first day occurs after the trade date and on or before the expiration date.

Reverse stock splits. A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth more as a result of a reverse stock split. If a basket stock is subject to a reverse stock split, then once the reverse stock split becomes effective, the calculation agent will adjust the reference amount to equal the product of the reference amount in effect immediately prior to such adjustment and the quotient of (i) the number of shares of such basket stock outstanding immediately after the reverse stock split becomes effective divided by (ii) the number of shares of such basket stock outstanding immediately before the reverse stock split becomes effective.  The reference amount will not be adjusted, however, unless the reverse stock split becomes effective after the trade date and on or before the expiration date.

Stock dividends. In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding shares of its stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.  If a basket stock is subject to a stock dividend that is given ratably to all holders of such basket stock, then at the opening of business on the ex-dividend date, the calculation agent will adjust the reference amount to equal the reference amount in effect immediately prior to such adjustment plus the product of (i) the number of shares issued in the stock dividend with respect to one share of such basket stock times (ii) the reference amount in effect immediately prior to such adjustment.  The reference amount will not be adjusted, however, unless such ex-dividend date occurs after the trade date and on or before the expiration date.

Other dividends and distributions. There will be no adjustments to the reference amount to reflect dividends or other distributions paid with respect to a basket stock other than:

•	stock dividends as provided in “Stock dividends” above,
•	issuances of transferable rights or warrants as provided in “Transferable rights and warrants” below,
•	dividends or other distributions constituting spin-off events as provided in “Reorganization events” below, or

•	extraordinary dividends described below.

A dividend or other distribution with respect to a basket stock will be deemed to be an “extraordinary dividend” if its per share value of such dividend or other distribution exceeds the per share value of the immediately preceding dividend or distribution with respect to such basket stock, if any, that is not an extraordinary dividend by an amount equal to at least 10% of the closing price of such basket stock on the trading day immediately preceding the ex-dividend date for such extraordinary dividend.

If an extraordinary dividend occurs with respect to a basket stock, the calculation agent will adjust the reference amount to equal the product of (a) the reference amount in effect immediately prior to such adjustment and (b) a fraction, the numerator of which is the closing price of such basket stock on the trading day immediately preceding the ex-dividend date and the denominator of which is the amount by which such closing price exceeds the extraordinary dividend amount.

The “extraordinary dividend amount” with respect to an extraordinary dividend for a basket stock will equal:

•

in the case of an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount per share of such extraordinary dividend minus the amount per share of the immediately preceding dividend or distribution with respect to such basket stock, if any, that is not an extraordinary dividend or

•	in the case of an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of such extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent.  A distribution on a basket stock that constitutes a stock dividend, an issuance of transferable rights or warrants or a spin-off event and also constitutes an extraordinary dividend will result only in an adjustment to the reference amount pursuant to “Stock dividends” above, “Transferable rights and warrants” below or “Reorganization events” below, as applicable.  The reference amount will not be adjusted pursuant to this subsection unless the ex-dividend date for the extraordinary dividend occurs after the trade date and on or before the expiration date.

Transferable rights and warrants. If a basket stock issuer issues transferable rights or warrants to all holders of the basket stock to subscribe for or purchase the basket stock at an exercise price per share less than the closing price of the basket stock on the trading day immediately before the ex-dividend date for such issuance, then the calculation agent will adjust the reference amount by multiplying the reference amount in effect immediately prior to such adjustment by a fraction:

•

the numerator of which is the number of shares of basket stock outstanding at the close of business on the day before such ex-dividend date plus the number of additional shares of basket stock offered for subscription or purchase under such transferable rights or warrants, and

•

the denominator of which is the number of shares of basket stock outstanding at the close of business on the day before such ex-dividend date plus the number of additional shares of basket stock that the aggregate offering price of the total number of shares of basket stock so offered for subscription or purchase would purchase at the closing price of the basket stock on the trading day immediately before such ex-dividend date, with such number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of such transferable rights or warrants and dividing the resulting product by the closing price of the basket stock on the trading day immediately before such ex-dividend date.

The reference amount will not be adjusted, however, unless such ex-dividend date occurs after the trade date and on or before the expiration date.

Reorganization events. With respect to a basket stock, if:

•	any reclassification or other change of the basket stock occurs,
•

such basket stock is an ADS and is no longer listed or admitted to trading on a U.S. securities exchange or the ADS deposit agreement between the issuer of the security represented by the ADS and the ADS depositary is terminated for any reason,

•

the basket stock issuer has been subject to a merger, consolidation, amalgamation, binding share exchange or other business combination and is not the surviving entity or it does survive but all the shares of basket stock are reclassified or changed,

•

the basket stock has been subject to a takeover, tender offer, exchange offer, solicitation proposal or other event by another person to purchase or otherwise obtain all of the outstanding shares of the basket stock, such that all of the outstanding shares of the basket stock (other than shares of the basket stock owned or controlled by such other person) are transferred, or irrevocably committed to be transferred, to another person,

•

the basket stock issuer or any subsidiary of the basket stock issuer has been subject to a merger, consolidation, amalgamation or binding share exchange in which the basket stock issuer is the surviving entity and all the outstanding shares of the basket stock (other than shares of the basket stock owned or controlled by such other person) immediately prior to such event collectively represent less than 50% of the outstanding shares of the basket stock immediately following such event,

•	the basket stock issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity
•

the basket stock issuer issues to all holders of basket stock equity securities of an issuer other than the basket stock issuer (other than in a transaction described in any of the bullet points above) (a “spin-off event”),

•	the basket stock issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or
•

any other corporate or similar events that affect or could potentially affect market prices of, or shareholders’ rights in, the basket stock or distribution property, which will be substantiated by an official characterization by either the Options Clearing Corporation with respect to options contracts on the basket stock or by the primary securities exchange on which the basket stock or listed options on the basket stock are traded, and will ultimately be determined by the calculation agent in its sole discretion (any such event in this bullet point or any of the bullet points above in this subsection, a “reorganization event”), then the calculation agent will adjust the reference amount so that the reference amount consists of the respective amounts of each type of distribution property deemed, for the purposes of this warrant, to be distributed in such reorganization event in respect of the reference amount as in effect immediately prior to such adjustment, taken together.

Notwithstanding the foregoing, however, the calculation agent will not make any adjustment for a reorganization event unless the event becomes effective — or, if the event is a spin-off event, unless the ex-dividend date for the spin-off event occurs — after the trade date and on or before the expiration date.

The calculation agent will determine the value of each component type of distribution property, using the closing price on the relevant day for any such type consisting of securities and such other method as it determines to be appropriate, in its sole discretion, for any other type.  If a holder of a basket stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will be deemed to include the types and amounts thereof distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.  If a reorganization event occurs and as a result the reference amount is adjusted to consist of distribution property, the calculation agent will make further adjustments for subsequent events that affect such distribution property or any component type thereof, to the same extent that it would make adjustments if a basket stock were outstanding and were affected by the same kinds of events.  The closing price on the expiration date will be the total value, as determined by the calculation agent at the close of trading hours of a basket stock on the expiration date of all components of the reference amount, with each component having been adjusted on a sequential and cumulative basis for all relevant events affecting it.

The calculation agent may, in its sole discretion, modify the adjustments described in “Reorganization events” as necessary to ensure an equitable result.

If at any time the reference amount consists of distribution property, as determined by the calculation agent, then all references in this warrant to a “basket stock” shall thereupon, for that particular basket stock, be deemed to mean such distribution property and all references in this warrant to a “share of basket stock” shall thereupon, for that particular basket stock, be deemed to mean a comparable unit of each type of property comprising such distribution property, as determined by the calculation agent.

Minimum adjustments. Notwithstanding the foregoing, no adjustment will be required in respect of any event specified in “Stock splits”, “Reverse stock splits”, “Stock dividends”, “Other dividends and distributions” and

“Transferable rights and warrants” above unless such adjustment would result in a change of at least 0.1% in the closing price of such basket stock. The closing price of a basket stock resulting from any adjustment shall be rounded up or down, as appropriate, to the nearest ten-thousandth, with five hundred-thousandths being rounded upward — e.g., 0.12344 will be rounded down to 0.1234 and 0.12345 will be rounded up to 0.1235.

Distribution property: cash, securities and/or other property distributed in any reorganization event in respect of the relevant reference amount and, in the case of a spin-off event, includes such reference amount

Ex-dividend date: for any dividend or other distribution with respect to a basket stock, the first day on which the basket stock trades without the right to receive such dividend or other distribution

Reference amount: with respect to a basket stock, initially, one share of such basket stock which shall be adjusted, as to the amount(s) and/or type(s) of property comprising the same, by the calculation agent as provided under “Anti-dilution adjustments” above

Business day: each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

Calculation agent: Goldman Sachs & Co. LLC (“GS&Co.”)

Overdue principal rate: the effective Federal Funds rate

Governing law: this warrant and the GSFC 2008 indenture shall be governed by and construed in accordance with the laws of the State of New York.

In the event that the company or the guarantor becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of this warrant, the related guarantee and the GSFC 2008 indenture (together, the “relevant agreements”) and any interest and obligation in or under the relevant agreements will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the relevant agreements, and any such interest and obligation, were governed by the laws of the United States or a state of the United States. In the event that the company or the guarantor or any affiliate of the company or the guarantor becomes subject to a proceeding under a U.S. Special Resolution Regime, default rights under the relevant agreements that may be exercised against the company or the guarantor are permitted to be exercised to no greater extent than such default rights could be exercised under the U.S. Special Resolution Regime if the relevant agreements were governed by the laws of the United States or a state of the United States.  The requirements of this paragraph apply notwithstanding the following paragraph.

Notwithstanding anything to the contrary in the relevant agreements, but subject to the requirements of the preceding paragraph, the parties shall not be permitted to exercise any default right against the company or the guarantor with respect to the relevant agreements that is related, directly or indirectly, to an affiliate of the company or the guarantor becoming subject to an insolvency proceeding, except to the extent the exercise of such default right would be permitted under the creditor protection provisions of 12 C.F.R. § 252.84, 12 C.F.R. § 47.5, or 12 C.F.R. § 382.4, as applicable. After an affiliate of the company or the guarantor has become subject to an insolvency proceeding, if any party seeks to exercise any default right against the company or the guarantor with respect to the relevant agreements, that party shall have the burden of proof, by clear and convincing evidence, that the exercise of such default right is permitted hereunder.

For purposes of the preceding two paragraphs:

“default right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1 as applicable;

“insolvency proceeding” means a receivership, insolvency, liquidation, resolution, or similar proceeding; and

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

Q&A

How do the warrants work?

The warrants offered by this prospectus supplement are cash-settled put warrants. The amount that you will be paid on your warrants on the payment date will be determined with reference to the performance of the basket from March 23, 2023 (the date the initial stock price of each basket stock was set) to and including the expiration date. If the final basket level is less than the strike level, your warrants will be automatically exercised on the payment date and for each warrant you will receive an amount in cash equal to the notional amount times the basket return, subject to the maximum settlement amount. If the final basket level is equal to or greater than the strike level, your warrants will expire worthless on the payment date and you will lose all of your initial investment in the warrants.

Even if the final basket level is less than the strike level, you will lose a portion of your initial investment in the warrants unless the basket return is greater than the premium amount expressed as a percentage of the notional amount. In addition, in no event will the amount in cash you receive on the payment date exceed the maximum settlement amount. See “Breakeven Analysis” above for more information.

Investing in the put warrants involves a high degree of risk, including the possibility that the put warrants will expire worthless and that you will lose all of your initial investment in the put warrants.

The warrants may not be exercised by either you or us prior to the expiration date. As discussed in the accompanying prospectus supplement, the warrants are our unsecured contractual obligations and rank pari passu with our other unsecured contractual obligations and with our unsecured and unsubordinated debt.

Who should or should not consider an investment in the warrants?

The warrants are for investors with an options-approved account who:

•

assuming such investors purchased the warrants at the premium amount, believe the final basket level will be less than the breakeven level so that they will have a positive return on their investment and are willing to accept that if the final basket level is less than 75% of the initial basket level, the positive return on their investment will be capped because of the maximum settlement amount; and

•

assuming such investors purchased the warrants at the premium amount, are willing to accept that, if the final basket level is greater than the breakeven level, they will have a negative return on their investment and, if the final basket level is equal to or greater than the strike level, the warrants will expire worthless.

See “Breakeven Analysis” above for more information.

What will I receive on the payment date of the warrants?

On the payment date, the warrants either will be automatically exercised or will expire worthless and for each warrant you will receive an amount in cash, if any, as follows:

•

if the final basket level is less than the strike level, the cash settlement amount will equal the product of (i) the notional amount times (ii) the basket return, subject to the maximum settlement amount.

•	if the final basket level is equal to or greater than the strike level, $0. The warrant will expire worthless and the cash settlement amount will be $0.

The basket return is calculated by dividing (i) the strike level minus the final basket level by (ii) the initial basket level, expressed as a percentage.

Even if the final basket level is less than the strike level, you will lose a portion of your initial investment in the warrants unless the basket return is greater than the premium amount expressed as a percentage of the notional amount. In addition, in no event will the amount in cash you receive on the payment date exceed the maximum settlement amount. See “Breakeven Analysis” above for more information.

The calculation agent will determine the final basket level on the expiration date.

What will I receive if I sell the warrant prior to the payment date?

If you sell your warrants in a secondary market prior to the payment date, your return will depend upon the market value of your warrants at the time of sale, which may be affected by a number of factors, such as interest rates, the volatility of the basket stocks, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. For more information on the value of your warrant in the secondary market, see “Additional Risk Factors Specific to Your Warrants — The Market Value of Your Warrants May Be Influenced by Many Unpredictable Factors” below.

What about taxes?

The U.S. federal income tax consequences of an investment in a warrant are uncertain, both as to the timing and character of any inclusion in income in respect of the warrant. Some of these tax consequences are summarized below, but we urge each investor to read the more detailed discussion in “Supplemental Discussion of U.S. Federal Income Tax Consequences” below.

A warrant should be treated as a put option for U.S. federal income tax purposes. If a warrant is so treated, a holder will generally recognize short-term capital gain or loss upon the sale, exchange, lapse or cash settlement of the warrant in an amount equal to the difference between the amount realized, if any, upon the sale, exchange, lapse or cash settlement of the warrant and the amount the holder paid for such warrant.

HYPOTHETICAL EXAMPLES

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical basket levels on the expiration date could have on the cash settlement amount on the payment date assuming all other variables remain constant.

The examples below are based on a range of final basket levels and closing prices of the basket stocks that are entirely hypothetical; the level of the basket on any day throughout the life of the warrants, including the final basket level on the expiration date, cannot be predicted. The basket stocks have been highly volatile in the past — meaning that the prices of the basket stocks have changed considerably in relatively short periods — and their performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered warrants assuming that they are purchased on the original issue date at the premium amount and held to the payment date. If you sell your warrants in a secondary market prior to the payment date, your return will depend upon the market value of your warrants at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the basket stocks, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your warrants at the time the terms of your warrants are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your warrants. For more information on the estimated value of your warrants, see “Additional Risk Factors Specific to Your Warrants — The Estimated Value of Your Warrants At the Time the Terms of Your Warrants Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Warrants” on page S-20 of this prospectus supplement. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Notional amount	$1,000
Premium amount	$42
Strike level	95% of the initial basket level
Maximum settlement amount	$200
Neither a market disruption event nor a non-trading day occurs on the originally scheduled expiration date
No change in or affecting any of the basket stocks
Warrants purchased on original issue date at the premium amount and held to the payment date

For these reasons, the actual performance of the basket over the life of your warrants, as well as the amount payable on the payment date, if any, may bear little relation to the hypothetical examples shown below or to the historical prices of each basket stock shown elsewhere in this prospectus supplement. For information about the historical prices of each basket stock during recent periods, see “The Basket and the Basket Stocks — Historical Closing Prices of the Basket Stocks” below. Before investing in the offered warrants, you should consult publicly available information to determine the prices of the basket stocks between the date of this prospectus supplement and the date of your purchase of the offered warrants.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your warrants, tax liabilities could affect the after-tax rate of return on your warrants to a comparatively greater extent than the after-tax return on the basket stocks.

The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the middle column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final basket level, and are expressed as percentages of the notional amount of a warrant (rounded to the nearest one-thousandth of a percent). The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final basket level, and are expressed as percentages of the premium amount of a warrant (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% in the middle column means that the value of the cash payment that we would deliver for each of the offered warrants on the payment date would equal 100.000% of the notional amount of a warrant, based on the corresponding hypothetical final basket level and the assumptions noted above. Further, a hypothetical cash settlement amount of 100.000% in the right column means that the value of the cash payment that we would deliver for each of the offered warrants on the payment date would equal 100.000% of the premium amount of a warrant, based on the corresponding hypothetical final basket level and the assumptions noted above.

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Cash Settlement Amount (as Percentage of Notional Amount)	Hypothetical Cash Settlement Amount (as Percentage of Premium Amount)
175.000%	0.000%	0.000%
150.000%	0.000%	0.000%
125.000%	0.000%	0.000%
100.000%	0.000%	0.000%
99.000%	0.000%	0.000%
98.000%	0.000%	0.000%
97.000%	0.000%	0.000%
95.000%	0.000%	0.000%
94.999%	0.001%	0.024%
93.000%	2.000%	47.619%
92.000%	3.000%	71.429%
90.800%	4.200%	100.000%
90.000%	5.000%	119.048%
85.000%	10.000%	238.095%
80.000%	15.000%	357.143%
75.000%	20.000%	476.190%
50.000%	20.000%	476.190%
25.000%	20.000%	476.190%
10.000%	20.000%	476.190%
0.000%	20.000%	476.190%

If, for example, the final basket level were determined to be 93.000% of the initial basket level, the warrants would be automatically exercised and the cash settlement amount that we would deliver on your warrants on the payment date would be approximately 47.619% of the premium amount of your warrants, as shown in the table above. As a result, if you purchased your warrants on the original issue date at the premium amount and held them to the payment date, you would lose approximately 52.381% of your initial investment (if you purchased your warrants at a premium to premium amount you would lose a correspondingly higher percentage of your investment). If, for example, the final basket level were determined to be 95.000% of the initial basket level, your warrants would expire worthless and the cash settlement amount that we would deliver on your warrants on the payment date would be 0.000%, as shown in the table above. As a result, if you purchased your warrants on the original issue date at the notional amount and held them to the payment date, you would lose your entire investment in the warrants.   Further, if the final basket level were determined to be 25.000% of the initial basket level, the warrants would be automatically exercised and the cash settlement amount that we would deliver on your warrants on the payment date would be capped at the maximum settlement amount, or approximately 476.190% of the premium amount of your warrants, as shown in the table above. As a result, if you purchased your warrants on the original issue date at the notional amount and held them to the payment date, you would not benefit from any decrease in the final basket level below 75.000% of the initial basket level.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the basket stocks that may not be achieved on the expiration date and on assumptions that may prove to be erroneous. The actual market value of your warrants on the payment date or at any other time, including any time you may wish to sell your warrants, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered warrants. The hypothetical cash settlement amounts on warrants held to the payment date in the examples above assume you purchased your warrants at their premium amount and have not been adjusted to reflect the actual issue price you pay for your warrants. The return on your investment (whether positive or negative) in your warrants will be affected by the amount you pay for your warrants. If you purchase your warrants for a price other than the premium amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Warrants — The Market Value of Your Warrants May Be Influenced by Many Unpredictable Factors” on page S-23.

We cannot predict the actual final basket level or what the market value of your warrants will be on any particular trading day, nor can we predict the relationship between the basket level and the market value of your warrants at any time prior to the payment date. The actual amount that you will receive, if any, on the payment date and the rate of return on the offered warrants will depend on the actual final basket level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your warrants, if any, on the payment date may be very different from the information reflected in the examples above.

Anti-dilution Adjustment Examples

The calculation agent will adjust the closing price of a basket stock on the expiration date only if an event described under one of the six subsections beginning with “Stock splits” under “Terms and Conditions — Anti-dilution adjustments” occurs and only if the relevant event occurs during the period described under the applicable subsection. The adjustments described under “Terms and Conditions — Anti-dilution adjustments” do not cover all events that could affect the closing price of a basket stock on the expiration date, such as an issuer tender or exchange offer for such basket stock at a premium to its market price or a tender or exchange offer made by a third party for less than all outstanding shares of such basket stock. We describe the risks relating to dilution under “Additional Risk Factors Specific to Your Warrants — You Have Limited Anti-dilution Protection” below.

For purposes of these adjustments, except as noted below, all adjustments to the reference amount (described under “— How Adjustments Will Be Made”) will be made as if the applicable securities represented by an ADS are serving as that basket stock. Therefore, for example, if a security represented by an ADS is subject to a two-for-one stock split and assuming the reference amount for such basket stock is equal to one, the reference amount for that basket stock would be adjusted to equal two.

How Adjustments Will Be Made

In this prospectus supplement, we refer to anti-dilution adjustment of the closing price of a basket stock on the expiration date. With respect to a basket stock, if an event requiring anti-dilution adjustment occurs, the calculation agent will make the adjustment by taking the following steps:

Step One. The calculation agent will adjust the reference amount. This term refers to the amount of the basket stock or other property that must be used to determine the closing price of the basket stock on the expiration date. For example, if no adjustment described under “Terms and Conditions — Anti-dilution adjustments” is required at a time, the reference amount for that time will be one share of the basket stock. In that case, the closing price of the basket stock on the expiration date will be the closing price of one share of the basket stock on the expiration date. We describe how the closing price will be determined under “Terms and Conditions — Closing price” above.

If an adjustment described under “Terms and Conditions — Anti-dilution adjustments” is required because one of the dilution events described in the first five subsections beginning with “Stock splits” under “Terms and Conditions — Anti-dilution adjustments” — these involve stock splits, reverse stock splits, stock dividends, other dividends and distributions and issuances of transferable rights and warrants — occurs, then the adjusted reference amount at that time might instead be, for example, two shares of the basket stock or a half share of the basket stock, depending on the event. In that example, the closing price of the basket stock on the expiration date would be the price (determined as specified under “Terms and Conditions — Closing price” above) at the close of trading on the expiration date of two shares of the basket stock or a half share of the basket stock, as applicable.

If an adjustment described under “Terms and Conditions — Anti-dilution adjustments” is required at a time because one of the reorganization events described under “Terms and Conditions — Reorganization events” — these involve events in which cash, securities or other property is distributed in respect of the basket stock — occurs, then the reference amount at that time will be adjusted to be as follows, assuming there has been no prior or subsequent anti-dilution adjustment: the amount of each type of the property distributed in the reorganization event in respect of one share of the basket stock, plus one share of the basket stock if the basket stock remains outstanding. In that event, the closing price of the basket stock on the expiration date would be the value of the adjusted reference amount at the close of trading on the expiration date.

The manner in which the calculation agent adjusts the reference amount in step one will depend on the type of dilution event requiring adjustment. These events and the nature of the required adjustments are described in the six subsections beginning with “Stock splits” under “Terms and Conditions — Anti-dilution adjustments”.

Step Two. Having adjusted the reference amount in step one, the calculation agent will determine the closing price of the basket stock on the expiration date in the following manner.

If the adjusted reference amount at the applicable time consists entirely of shares of the basket stock, the basket stock price will be the closing price (determined as described under “Terms and Conditions — Closing price” above) of the adjusted reference amount on the applicable date.

On the other hand, if the adjusted reference amount at the applicable time includes any property other than shares of the basket stock, the closing price of the basket stock on the expiration date will be the value of the adjusted reference amount as determined by the calculation agent in the manner described under “— Adjustments for Reorganization Events” below at the applicable time.

Step Three. Having determined the closing price of the basket stock on the expiration date in step two, the calculation agent will use such price to calculate the cash settlement amount.

If more than one event requiring adjustment as described under “Terms and Conditions — Anti-dilution adjustments” occurs, the calculation agent will first adjust the reference amount as described in step one above for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Thus, having adjusted the reference amount for the first event, the calculation agent will repeat step one for the second event, applying the required adjustment to the reference amount as already adjusted for the first event, and so on for each event. Having adjusted the reference amount for all events, the calculation agent will then take the remaining applicable steps in the process described above, determining the closing price of the basket stock on the expiration date using the reference amount as sequentially and cumulatively adjusted for all the relevant events. The calculation agent will make all required determinations and adjustments no later than the expiration date.

The calculation agent will adjust the reference amount for each reorganization event described under “Terms and Conditions — Reorganization events” above. For any other dilution event described above, however, the calculation agent will not be required to adjust the reference amount unless the adjustment would result in a change of at least 0.1% in the basket stock price that would apply without the adjustment. The closing price of the basket stock on the expiration date resulting from any adjustment will be rounded up or down, as appropriate, to the nearest ten-thousandth, with five hundred-thousandths being rounded upward — e.g., 0.12344 will be rounded down to 0.1234 and 0.12345 will be rounded up to 0.1235.

If an event requiring anti-dilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder, GS Finance Corp., as issuer, and The Goldman Sachs Group, Inc., as guarantor, relative to your warrants, that results solely from that event. The calculation agent may, in its sole discretion, modify the anti-dilution adjustments as necessary to ensure an equitable result.

The calculation agent will make all determinations with respect to anti-dilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. The calculation agent will provide information about the adjustments it makes upon written request by the holder.

In this prospectus supplement, when we say that the calculation agent will adjust the reference amount for one or more dilution events, we mean that the calculation agent will take all the applicable steps described above with respect to those events.

The six subsections beginning with “Stock splits” under “Terms and Conditions — Anti-dilution adjustments” describe the dilution events for which the reference amount is to be adjusted. Each subsection describes the manner in which the calculation agent will adjust the reference amount — the first step in the adjustment process described above — for the relevant event.

Adjustments for Reorganization Events

If a reorganization event occurs, then the calculation agent will adjust the reference amount so that it consists of the amount of each type of distribution property described under “Terms and Conditions — Reorganization events” above distributed in respect of one share of the applicable basket stock — or in respect of whatever the prior reference amount may be — in the reorganization event, taken together. For purposes of the three-step adjustment process described under “— How Adjustments Will Be Made” above, the distribution property so distributed will be the adjusted reference amount described in step one, the value of that property at the close of trading hours for the basket stock on the applicable date will be the basket stock price described in step two, and the calculation agent will determine the cash settlement amount as described in step three. As described under “— How Adjustments Will Be Made” above, the calculation agent may, in its sole discretion, modify the adjustments described in this paragraph as necessary to ensure an equitable result.

The calculation agent will determine the value of each type of distribution property in its sole discretion. For any distribution property consisting of a security, the calculation agent will use the closing price (calculated according to the same methodology as specified in this prospectus supplement, without any anti-dilution adjustments) of one share of such security on the applicable date. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of the basket stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion. As described under “— How Adjustments Will Be Made” above, the calculation agent may, in its sole discretion, modify the adjustments described in this paragraph as necessary to ensure an equitable result.

If a reorganization event occurs and the calculation agent adjusts the reference amount to consist of the distribution property distributed in the reorganization event, as described above, the calculation agent will make any further anti-dilution adjustments for later events that affect the distribution property, or any component of the distribution property, comprising the new reference amount. The calculation agent will do so to the same extent that it would make adjustments if the basket stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the reference amount, the required adjustment will be made with respect to that component, as if it alone were the reference amount.

For example, if the applicable basket stock issuer merges into another company and each share of such basket stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the reference amount will be adjusted to consist of two common shares of the surviving company and the specified amount of cash for each share of basket stock (adjusted proportionately for any partial share) comprising the reference amount before the adjustment. The calculation agent will adjust the common share component of the adjusted reference amount to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this subsection entitled “— Anti-dilution Adjustment Examples” as if the common shares of the surviving company were such basket stock. In that event, the cash component will not be adjusted but will continue to be a component of the reference amount. Consequently, each component included in the reference amount will be adjusted on a sequential and cumulative basis for all relevant events requiring adjustment up to the relevant date.

The calculation agent will not make any adjustment for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the trade date and on or before the expiration date.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR WARRANTS

An investment in your warrants is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus and in the accompanying prospectus supplement. You should carefully review these risks and considerations as well as the terms of the warrants described herein and in the accompanying prospectus and the accompanying prospectus supplement. Your warrants involve a high degree of risk. Also, your warrants are not equivalent to investing directly in the basket stocks. You should carefully consider whether the offered warrants are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

The Estimated Value of Your Warrants At the Time the Terms of Your Warrants Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Warrants

The original issue price for your warrants exceeds the estimated value of your warrants as of the time the terms of your warrants are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Warrants”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your warrants (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your warrants as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Warrants”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Warrants”. Thereafter, if GS&Co. buys or sells your warrants it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your warrants at any time also will reflect its then current bid and ask spread for similar sized trades of structured warrants.

In estimating the value of your warrants as of the time the terms of your warrants are set on the trade date, as disclosed above under “Estimated Value of Your Warrants”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the warrants. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your warrants in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your warrants determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Warrants May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your warrants as of the time the terms of your warrants are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the warrants, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your warrants. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your warrants.

In addition to the factors discussed above, the value and quoted price of your warrants at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the warrants, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your warrants, including the price you may receive for your warrants in any market making transaction. To the extent that GS&Co. makes a market in the warrants, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured warrants (and subject to the declining excess amount described above).

Furthermore, if you sell your warrants, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your warrants in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your warrants at any price and, in this regard, GS&Co. is not obligated to make a market in the warrants. See “— Your Warrants May Not Have an Active Trading Market” below.

The Warrants Are Not Appropriate for Investors Who Do Not Have Options-Approved Accounts

You will not be able to purchase the warrants unless you have an options-approved brokerage account. The warrants involve a high degree of risk, including the risk that you will lose your entire investment, and are not appropriate for every investor. You must be able to understand and bear the risk of an investment in the warrants, and you should be experienced with respect to options and options transactions.

The Warrants Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the warrants will be based on the performance of the basket, the payment of any amount due on the warrants is subject to the credit risk of GS Finance Corp., as issuer of the warrants, and the credit risk of The Goldman Sachs Group, Inc. as guarantor of the warrants. The warrants are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the warrants, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the warrants, to pay all amounts due on the warrants, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Warrants We May Offer — Information About Our Warrants, Series G Program — How the Warrants Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Warrants We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 70 of the accompanying prospectus.

You May Lose Your Entire Investment in the Warrants

You can lose your entire investment in the warrants. The cash payment on your warrants, if any, on the payment date will be based on the performance of the basket as measured from the initial basket level set on March 23, 2023 to the closing level on the expiration date. If the final basket level is equal to or greater than the strike level, your warrants will expire worthless and the cash settlement amount will be $0. Because the strike level is less than the initial basket level, even if the final basket level is equal to the initial basket level, your warrants will expire worthless and the cash settlement amount will be $0. In addition, if the final basket level is less than the strike level, your warrants will be automatically exercised on the expiration date and you will receive an amount in cash equal to the notional amount times the basket return, subject to the maximum settlement amount. Because you will pay an option premium, you will lose a portion of your initial investment in the warrants unless the final basket level is less than the breakeven level.

Also, the market price of your warrants prior to the payment date may be significantly lower than the purchase price you pay for your warrants. Consequently, if you sell your warrants before the payment date, you may receive far less than the amount of your investment in the warrants.

Even if the amount payable for your warrants on the payment date exceeds the original issue price of your warrants, the overall return you earn on your warrants may be less than you would have earned by investing in a non-indexed debt security that bears interest at a prevailing market rate.

The Potential for the Value of Your Warrants to Increase Will Be Limited

Your ability to participate in any change in the value of the basket over the life of your warrants will be limited because of the maximum settlement amount. The maximum settlement amount will limit the cash settlement amount you may receive for each of your warrants on the payment date, no matter how much the level of the basket may decline below the initial basket level over the life of your warrants.

The Warrants Are Non-Standardized Options

The warrants are not standardized options of the type issued by the Options Clearing Corporation (the “OCC”), a clearing agency regulated by the Securities and Exchange Commission.  The warrants are unsecured contractual obligations of ours and will rank pari passu with our other unsecured contractual obligations and with our unsecured and unsubordinated debt.  Thus, unlike purchasers of OCC standardized options, who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member’s failure, you may look solely to us for performance of our obligation to pay the cash settlement amount, if any, on the payment date.  Additionally, the secondary market for the warrants, if any exists, is not expected to be as liquid as the market for OCC standardized options, and, therefore, sales of the warrants prior to the expiration date may yield a sale price that is lower than the theoretical value of the warrants based on the then-prevailing level of the basket. See “— Your Warrants May Not Have an Active Trading Market” below.

The Amount Payable on Your Warrants Is Not Linked to the Level of the Basket at Any Time Other Than the Expiration Date

The final basket level will be based on the closing level of the basket on the expiration date (subject to adjustment as described elsewhere in this prospectus supplement). Therefore, if the closing level of the basket increased precipitously on the expiration date, the cash settlement amount for your warrants may be significantly less than it would have been had the cash settlement amount been linked to the closing level of the basket prior to such increase in the level of the basket. Although the actual level of the basket on the payment date or at other times during the life of your warrants may be lower than the final basket level, you will not benefit from the closing level of the basket at any time other than on the expiration date.

The Warrants Cannot Be Automatically Exercised Prior to the Expiration Date

The warrants cannot be automatically exercised prior to the expiration date. Accordingly, you will not benefit from any movements in the level of the basket prior to the expiration date. Neither you nor we can exercise the warrants at any time prior to the expiration date. The warrants will be automatically exercised on the expiration date only if the final basket level is less than the strike level. If the final basket level is equal to or greater than the strike level, your warrants will expire worthless and you will lose all of your initial investment in the warrants. Further, you do not have a choice as to whether the warrants will be automatically exercised on the expiration date. Accordingly, you will not be able to benefit from any decreases in the level of the basket that occur after the expiration date.

You Have No Shareholder Rights or Rights to Receive Any Basket Stock

Investing in your warrants will not make you a holder of any of the basket stocks. Neither you nor any other holder or owner of your warrants will have any rights with respect to the basket stocks, including any voting rights, any rights to receive dividends or other distributions, any rights to make a claim against the basket stocks or any other rights of a holder of the basket stocks. Your warrants will be paid in cash and you will have no right to receive delivery of any basket stocks.

We May Sell an Additional Aggregate Premium Amount of the Warrants at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate premium amount of the warrants subsequent to the date of this prospectus supplement. The issue price of the warrants in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this prospectus supplement.

As of the Date of this Prospectus Supplement, There is No History for the Closing Levels of the Basket

The cash settlement amount, if any, for each of your warrants is linked to the change in the closing level of the basket, which will begin to be calculated on the trade date. Since there will be no actual history for the closing levels of the basket until it begins to be calculated, no actual historical information about the closing levels of the basket will be available for you to consider in making an independent investigation of the basket performance, which may make it difficult for you to make an informed decision with respect to an investment in your warrants.

Past Basket Stock Performance is No Guide to Future Performance

The actual performance of the basket over the life of the warrants, as well as the amount payable on the payment date, may bear little relation to the historical closing prices of the basket stocks or to the hypothetical return examples set forth elsewhere in this prospectus supplement.  We cannot predict the future performance of the basket.

Hypothetical Past Basket Performance is No Guide to Future Performance

The actual performance of the basket over the life of the warrants, as well as the amount payable on the payment date, may bear little or no relation to the hypothetical historical closing levels of the basket or to the hypothetical return examples set forth elsewhere in this prospectus supplement.  We cannot predict the future performance of the basket.

The Return on Your Warrants Will Not Reflect Any Dividends Paid on the Basket Stocks

The return on your warrants will not reflect the return you would realize if you actually owned the basket stocks and received the dividends paid on those basket stocks. You will not receive any dividends that may be paid on any of the basket stocks by the basket stock issuers. See “— You Have No Shareholder Rights or Rights to Receive Any Basket Stock” below for additional information.

The Market Value of Your Warrants May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your warrants, we mean the value that you could receive for your warrants if you chose to sell them in the open market before the payment date. A number of factors, many of which are beyond our control, will influence the market value of your warrants, including:

•	the market prices of the basket stocks to which your warrants are linked;
•	the volatility – i.e., the frequency and magnitude of changes – in the market prices of the basket stocks;
•	the dividend rates of the basket stocks;
•

economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the market segment of which any basket stock is a part, and which may affect the market prices of the basket stocks;

•	interest rates and yield rates in the market;
•	the time remaining to the payment date; and
•

our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your warrants may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in warrants with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

In addition, as noted above, a portion of the market value of your warrants at any time prior to expiration depends on the length of time remaining until the payment date and is known as the “time value” of your warrants. After the trade date, the time value generally diminishes until, at expiration, the time value of your warrants is zero.

These factors may influence the market value of your warrants if you sell your warrants before the payment date, including the price you may receive for your warrants in any market making transaction. If you sell your warrants prior to the payment date, you may receive less than the premium amount that you paid for your warrants. You cannot predict the future performance of the basket based on its historical performance.

In Some Circumstances, the Payment You Receive On the Warrants May Be Based On the Securities of Another Company and Not the Issuer of a Basket Stock

Following certain corporate events relating to a basket stock where its issuer is not the surviving entity, the amount you receive on the payment date may be based on the securities of a successor to such basket stock issuer or any cash or any other assets distributed to holders of shares of the basket stock in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the warrants. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting Distribution Property (as described below) under “Terms and Conditions — Anti-dilution adjustments”.

The Higher Performance of One or More Basket Stocks May Offset a Decrease in the Other Basket Stocks

Increases in the level of one or more basket stocks may offset decreases in the levels of the other basket stocks. As a result, any return on the basket — and thus on your warrants — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your warrants on the payment date. In addition, because the basket stocks are not equally weighted, decreases in the lower weighted basket stocks may be offset by even small increases in the more heavily weighted basket stocks.

Your Warrants are Linked to the Basket Stocks and Therefore the Price Movements
of Those Stocks

Your warrants are linked to the basket stocks and the return on your warrants is therefore affected by the movements in the market prices of those stocks.  Each issuer of a basket stock faces its own business risks and challenges, which may adversely affect the market price of such basket stock.  In addition, the basket stocks will not change (except as described below under “Terms and Conditions — Anti-dilution adjustments — Reorganization events”), and your warrants will remain linked to the basket stocks even if one or more of the basket stock issuers is experiencing severe business risks and challenges.  It is possible that large declines in the prices of one or more basket stocks could affect the basket return such that you would lose a portion or your entire investment in the warrants.

If the Level of the Basket Changes, the Market Value of Your Warrants May Not Change in the Same Manner

Your warrants may trade quite differently from the performance of the basket.  Changes in the level of the basket may not result in a comparable change in the market value of your warrants.  This is because your cash settlement amount on the payment date will be based only on the final basket level.  If the basket return is negative (i.e., the final basket level is greater than the strike level), you will lose all of your investment in the warrants.  We discuss some of the reasons for this disparity under “— The Market Value of Your Warrants May Be Influenced by Many Unpredictable Factors” above.

There is No Affiliation Between the Basket Stock Issuers and Us

We are not affiliated with the basket stock issuers.  However, we or our affiliates may currently or from time to time in the future engage in business with the basket stock issuers. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the basket stock issuers. You, as an investor in your warrants, should make your own investigation into the basket stock issuers. See “The Basket” on page S-31 below for additional information about the basket.

None of the basket stock issuers are involved in this offering of your warrants in any way, and none of them have any obligation of any sort with respect to your warrants.  Thus, none of the basket stock issuers have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your warrants.

Your Warrants May Not Have an Active Trading Market

Your warrants will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your warrants. Even if a secondary market for your warrants develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your warrants in any secondary market could be substantial.

You Have Limited Anti-Dilution Protection

GS&Co., as calculation agent for your warrants, will adjust the closing prices of the basket stocks for stock splits, reverse stock splits, stock dividends, extraordinary dividends, issuances of transferable rights and warrants, reorganization events and other events that affect the basket stock issuer’s, or any distribution property issuer’s, capital structure, but only in the situations we describe in “Terms and Conditions — Anti-dilution adjustments” above. The calculation agent will not be required to make an adjustment for every corporate event that may affect the basket stocks. For example, the calculation agent will not adjust the closing prices of the basket stocks for events such as an offering of the basket stock for cash by the basket stock issuer, a tender or exchange offer for the basket stock at a premium to its then-current market price by the basket stock issuer or a tender or exchange offer for less than all outstanding shares of the basket stock issuer by a third party.  In addition, the calculation agent will not adjust the reference amount for regular cash dividends.  Furthermore, the calculation agent will determine in its sole discretion whether to make adjustments with respect to certain corporate or other events as described under “Terms and Conditions — Anti-dilution adjustments — Reorganization events” above.  Those events or other actions by the basket stock issuers or a third party may nevertheless adversely affect the market price of one share of the basket stocks and, therefore, adversely affect the market value of your warrant. The basket stock issuers or a third party could make an offering or a tender or exchange offer, or the basket stock issuers could take any other action, that adversely affects the market price of the basket stocks and the market value of your warrant but does not result in an anti-dilution adjustment for your benefit.

If You Purchase Your Warrants at a Price Above the Premium Amount, the Return on Your Investment Will Be Lower Than the Return on Warrants Purchased at the Premium Amount and the Impact of Certain Key Terms of the Warrants Will Be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the warrants. If you purchase warrants at a price that differs from the premium amount for the warrants on the cover of this prospectus supplement, then the return on your investment in such warrants held to the payment date will differ from, and may be substantially less than, the return on warrants purchased at such premium amount. If you purchase your warrants at a price above the premium amount and hold them to the payment date, the return on your investment in the warrants will be lower than it would have been had you purchased the warrants at the premium amount on the cover of this prospectus supplement or a discount to premium amount. In addition, the impact of the maximum settlement amount on the return on your investment will depend upon the price you pay for your warrants relative to the premium amount. For example, if you purchase your warrants at a premium to the premium amount, the maximum settlement amount will only permit a lower positive return in your investment in the warrants than would have been the case for warrants purchased at the premium amount or a discount to the premium amount.

As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Warrants

As calculation agent for your warrants, GS&Co. will have discretion in making certain determinations that affect your warrants, including determining: the final basket level on the expiration date, which we will use to determine the amount we must pay, if any, on the payment date; whether to postpone the expiration date because of a market disruption event or a non-trading day; and the payment date. See “Terms and Conditions — Discontinuance or modification of the basket” above. The exercise of this discretion by GS&Co. could adversely affect the value of your warrants and may present GS&Co. with a conflict of interest. We may change the calculation agent at any time without notice and GS&Co. may resign as calculation agent at any time upon 60 days' written notice to us.

The Calculation Agent Can Postpone the Expiration Date If a Market Disruption Event or Non-Trading Day With Respect to Any Basket Stock Occurs

If the calculation agent determines that, on a day that would otherwise be the expiration date, a market disruption event has occurred or is continuing or if such date is not a trading day for any basket stock, the expiration date will be postponed until the first following trading day on which no market disruption event occurs or is continuing, subject to limitation on postponement described under “Terms and Conditions — Expiration date” above. If the expiration date is postponed to the last possible day and a market disruption event occurs or is continuing on such last possible day or such day is not a trading day, such day will nevertheless be the expiration date.

If the expiration date is postponed as a result of any of the foregoing, the payment date for your warrants will also be postponed, as described under “Terms and Conditions — Payment date” above.  In such a case, you may not receive the cash settlement amount, if any, that we are obligated to deliver on the payment date until several days after the originally scheduled payment date.  If the closing price of a basket stock is not available on the expiration date because of a market disruption event, a non-trading day or for any other reason, in certain circumstances the calculation agent will determine the closing price for such basket stock, based on its assessment, made in its sole discretion, of the closing price of such basket stocks, as described under “Terms and Conditions — Consequences of a market disruption event or a non-trading day” above.

Risks Related to Conflicts of Interest

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Warrants and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Warrants

Goldman Sachs has hedged or expects to hedge our obligations under the warrants by purchasing shares of the basket stocks and listed or over-the-counter options, futures and/or other instruments linked to the basket or the basket stocks.  Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the basket or the basket stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the expiration date for your warrants. Alternatively, Goldman Sachs may hedge all or part of our obligations under the warrants with unaffiliated distributors of the warrants which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other basket-linked warrants whose returns are linked to changes in the level of the basket or the basket stocks, as applicable.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the warrants or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the warrants; hedging the exposure of Goldman Sachs to the warrants including any interest in the warrants that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman

Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the warrants.

Any of these hedging or other activities may adversely affect the level of the basket — directly or indirectly by affecting the price of the basket stocks — and therefore the market value of your warrants and the amount we will pay on your warrants, if any. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the warrants. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the warrants, and may receive substantial returns on hedging or other activities while the value of your warrants declines. In addition, if the distributor from which you purchase warrants is to conduct hedging activities in connection with the warrants, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the warrants to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the warrants to you in addition to the compensation they would receive for the sale of the warrants.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Warrants

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals.  As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender.  In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets.  Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your warrants, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the warrants.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your warrants, or similar or linked to the basket or basket stocks.  Investors in the warrants should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the warrants for liquidity, research coverage or otherwise.

Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Warrants

Goldman Sachs actively makes markets in and trades financial instruments for its own account and for the accounts of customers.  These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products.  Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise.  The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include securities and instruments of the basket or basket stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated.  Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers.  By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments.  As a result, you should expect that Goldman Sachs will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the warrants.

If Goldman Sachs becomes a holder of any securities of the basket or basket stocks in its capacity as a market-maker or otherwise, any actions that it takes in its capacity as securityholder, including voting or provision of consents, will not necessarily be aligned with, and may be inconsistent with, the interests of investors in the warrants.

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Warrants

Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel, regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, issuers, securities and instruments.

They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments.  These strategies include, for example, buying or selling credit protection against a default or other event involving an issuer or financial instrument.  Any of these recommendations and views may be negative with respect to the basket or basket stocks or other securities or instruments similar to or linked to the foregoing or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets.  In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the basket or basket stocks, the relevant industry or other market trends, which may not be aligned with the views and objectives of investors in the warrants.

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Basket Stock Issuers or Other Entities That Are Involved in the Transaction

Goldman Sachs regularly provides financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that Goldman Sachs will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the basket stock issuers, or transact in securities or instruments or with parties that are directly or indirectly related to the foregoing.  These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports.  You should expect that Goldman Sachs, in providing such services, engaging in such transactions, or acting for its own account, may take actions that have direct or indirect effects on the basket or basket stocks, as applicable, and that such actions could be adverse to the interests of investors in the warrants.  In addition, in connection with these activities, certain Goldman Sachs personnel may have access to confidential material non-public information about these parties that would not be disclosed to Goldman Sachs employees that were not working on such transactions as Goldman Sachs has established internal information barriers that are designed to preserve the confidentiality of non-public information.  Therefore, any such confidential material non-public information would not be shared with Goldman Sachs employees involved in structuring, selling or making markets in the warrants or with investors in the warrants.

In this offering, as well as in all other circumstances in which Goldman Sachs receives any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the warrants will be required or made; Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the warrants will be reduced by reason of receipt by Goldman Sachs of any such other fees or other amounts.

The Offering of the Warrants May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

A completed offering may reduce Goldman Sachs’ existing exposure to the basket or basket stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated, including exposure gained through hedging transactions in anticipation of this offering.  An offering of warrants will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of Goldman Sachs’ hedging or other counterparties) to investors in the warrants.

The terms of the offering (including the selection of the basket or basket stocks, and the establishment of other transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another client or counterparty of Goldman Sachs.  In such a case, Goldman Sachs would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions.  The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the warrants.

Other Investors in the Warrants May Not Have the Same Interests as You

Other investors in the warrants are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as securityholders or in making requests or recommendations to Goldman Sachs as to the establishment of other transaction terms.  The interests of other investors may, in some circumstances, be adverse to your interests.  For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your warrants, basket, basket stocks or other similar securities, which may adversely impact the market for or value of your warrants.

Additional Risks Related to an ADS of Novo Nordisk A/S

An Investment in the Offered Warrants is Subject to Risks Associated with Foreign Securities

Your warrants are linked, in part, to an ADS representing an interest in a foreign equity security. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than the U.S. securities markets or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country’s geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government’s economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. For example, the United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

The Offered Warrants Are Subject to Foreign Currency Exchange Rate Risk

The ADSs are quoted and traded in U.S. dollars on a U.S. stock exchange, while the securities represented thereby are quoted and traded in the relevant foreign currency on another stock exchange. Therefore, fluctuations in the exchange rate between currencies in which the securities represented by the ADSs are quoted and traded and the U.S. dollar will likely affect the relative value of the ADSs. As a result, the market price of the ADSs trading on the U.S. stock exchange will likely be affected. These trading differences and currency exchange rates may affect the closing prices of the ADSs and, as a result, the market value of the warrants.

Foreign currency exchange rates vary over time, and may vary considerably during the life of your warrants. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:

•	rates of inflation;
•	interest rate levels;
•	the balance of payments among countries;
•	the extent of government surpluses or deficits in the relevant foreign country and the United States; and
•	other financial, economic, military, public health and political factors.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant foreign countries and the United States and other countries important to international trade and finance.

The price of the warrants and any payment on the warrants could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad with respect to the ADSs or other de facto restrictions on the repatriation of U.S. dollars.

There are Important Differences Between the Rights of Holders of ADSs and the Rights of Holders of the Securities Represented By the ADSs

You should be aware that your return on the warrants is linked, in part, to the price of the ADSs and not to the relevant securities that they represent. There are important differences between the rights of holders of ADSs and the rights of holders of the securities represented by the ADSs. Each ADS is a security evidenced by an American depositary receipt that typically represents one or a fraction of one represented security. The ADSs are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the ADS depositary, the applicable basket stock issuer, and holders of the ADSs, which may be different from the rights of holders of the applicable securities represented by the ADSs. For example, an basket stock issuer may make distributions in respect of the securities represented by the ADSs that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of the ADSs and the rights of holders of the securities represented by the ADSs may be significant and may materially and adversely affect the value of the ADSs and, as a result, the warrants.

Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Negatively Affect Your Investment in the Warrants

Government regulatory action, including legislative acts and executive orders, could negatively affect your investment in the warrants in a variety of ways, depending on the nature of such government regulatory action. For example, recently enacted legislation in the United States could lead to a prohibition on trading in the United States of the basket stock if the Public Company Accounting Oversight Board is prevented from performing inspections relating to the basket stock issuer by its jurisdiction of organization. Such legislation could have a material and negative effect on the basket stock issuer, the basket stock price and your return on the warrants.

Further, recent executive orders issued by the U.S. Government prohibit U.S. persons from purchasing or selling publicly traded securities of certain companies that are determined to operate or have operated in the defense and related materiel sector or the surveillance technology sector of the economy of the People’s Republic of China, or publicly traded securities that are derivative of, or that are designed to provide investment exposure to, those securities (including indexed warrants). If the prohibitions in those executive orders (or prohibitions under other government regulatory action) become applicable to the offered warrants due to determinations regarding the basket stock, the value of the warrants could be materially and negatively affected, and transactions in, or holdings of, the warrants may become prohibited under United States law. Any such action could result in the loss of a significant portion or all of your investment in the warrants, including if you attempt to divest the warrants at a time when the value of the warrants has declined.

Risks Related to Tax

Warrants Purchased as Part of a Straddle or Conversion Transaction for Tax Purposes Can have Adverse Tax Consequences

If an investor holds warrants as part of a straddle, conversion or other hedging transaction, there may be adverse tax consequences to such investor. Investors in the warrants considering holding the warrants as part of a straddle, conversion or other hedging transaction for tax purposes should consult their tax advisor to determine the tax consequences to them of investing in the warrants. In addition, all investors in the warrants should consult their tax advisor to determine the tax consequences to them of owning the warrants in light of their particular circumstances.

USE OF PROCEEDS

We will lend the net proceeds from the sale of the offered warrants to The Goldman Sachs Group, Inc. or its affiliates. The Goldman Sachs Group, Inc. will use the proceeds from such loans for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered warrants as described below.

HEDGING

In anticipation of the sale of the offered warrants, we and/or our affiliates have entered into or expect to enter into hedging transactions involving purchases of some or all of the basket stocks, and listed or over-the-counter options, futures and other instruments linked to the basket or the basket stocks on or before the trade date.  In addition, from time to time after we issue the offered warrants, we and/or our affiliates may enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered warrants and perhaps in connection with other warrants we issue, some of which may have returns linked to the basket or the basket stocks.  Consequently, with regard to your warrants, from time to time, we and/or our affiliates:

•	expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the basket or some or all of the basket stocks,
•	may take or dispose of positions in the securities of the basket stock issuers themselves,
•

may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market, and/ or

•

may take short positions in the basket stocks or other securities of the kind described above— i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may also acquire a long or short position in securities similar to your warrants from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered warrants and perhaps relating to other warrants with returns linked to the basket or basket stocks. We expect these steps to involve sales of instruments linked to the basket stocks on or shortly before the expiration date. These steps may also involve sales and/or purchases of some or all of the basket stocks, or listed or over-the-counter options, futures or other instruments linked to the basket or basket stocks or indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market.

The hedging activity discussed above may adversely affect the market value of your warrants from time to time and the amount we will pay on your warrants on the payment date.  See “Additional Risk Factors Specific to Your Warrants” above for a discussion of these adverse effects.

THE BASKET

The table set forth under “Terms and Conditions — Basket stocks” above lists the basket stocks and related information, including their corresponding current Bloomberg tickers, current primary listings, initial weights in the basket, initial weighted values and initial stock prices. Each of the basket stock issuers faces its own business risks and other competitive factors. All of those factors may affect the basket return, and, consequently, the amount payable on your warrants, if any, on the payment date. Our offering of the warrants does not constitute our recommendation or the recommendation of our affiliates to invest in the basket, any basket stock or the warrants. You should make your own investigation of the basket stocks and the basket stock issuers and whether to obtain exposure to the basket through an investment in the warrants.

Each of the basket stock issuers is subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and in accordance therewith files financial and other information with the Securities and Exchange Commission (“SEC”).  Periodic reports, proxy and information statements and other information filed by the basket stock issuers are available at sec.gov. You should make your own investigation of the basket stocks and the basket stock issuers (and whether to obtain exposure to the basket through an investment in the warrants) by reading these reports and filings to understand the risks of each of the basket stocks and the basket stock issuers.

Historical Closing Prices of the Basket Stocks

The closing prices of the basket stocks have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the basket stocks have recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing prices of any basket stocks during the period shown below is not an indication that such basket stocks are more or less likely to increase or decrease at any time during the life of your warrants.

You should not take the historical prices of a basket stock as an indication of the future performance of a basket stock, including because of recent volatility described above. We cannot give you any assurance that the future performance of any basket stock will result in your receiving a positive return on your investment.

Neither we nor any of our affiliates make any representation to you as to the performance of the basket stocks. Before investing in the offered warrants, you should consult publicly available information to determine the relevant prices of the basket stocks between the date of this prospectus supplement and the date of your purchase of the offered warrants and, given the recent volatility described above, you should pay particular attention to recent prices of the basket stocks. The actual performance of a basket stock over the life of the offered warrants, as well as the cash settlement amount, may bear little relation to the historical prices shown below.

The graphs below, except where otherwise indicated, show the daily historical closing prices of each basket stock from January 1, 2018 through March 24, 2023, adjusted for corporate events, if applicable. As a result, the following graphs do not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities. We obtained the closing prices in the graphs below from Bloomberg Financial Services, without independent verification.

According to publicly available information, AbbVie Inc. is a research-based biopharmaceutical company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-35565.

Historical Performance of AbbVie Inc.

According to publicly available information, Advanced Micro Devices, Inc. is a semiconductor company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-07882.

Historical Performance of Advanced Micro Devices, Inc.

According to publicly available information, Alphabet Inc. is a collection of businesses, the largest of which is Google. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-37580. The daily historical closing prices for Alphabet Inc. in the graph below have been adjusted for a 20-for-1 stock split that became effective before the market open on July 15, 2022.

Historical Performance of Alphabet Inc.

According to publicly available information, Amazon.com, Inc. is an e-commerce company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 000-22513. The daily historical closing prices for Amazon.com, Inc. in the graph below have been adjusted for a 20-for-1 stock split that became effective before the market open on June 6, 2022.

Historical Performance of Amazon.com, Inc.

According to publicly available information, Apple Inc. designs, manufactures and markets smartphones, personal computers, tablets, wearables and accessories, and sells a variety of related services. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-36743. The daily historical closing levels for Apple Inc. in the graph below have been adjusted for a 4-for-1 stock split that became effective before the market open on August 31, 2020.

Historical Performance of Apple Inc.

According to publicly available information, Blackstone Inc. is an investment firm. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-33551.

Historical Performance of Blackstone Inc.

According to publicly available information, Brookfield Infrastructure Partners L.P. is an infrastructure company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-33632.

Historical Performance of Brookfield Infrastructure Partners L.P.

According to publicly available information, Chevron Corporation engages in integrated energy and chemicals operations. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-00368.

Historical Performance of Chevron Corporation

According to publicly available information, Costco Wholesale Corporation operates membership warehouses and e-commerce websites. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 000-20355.

Historical Performance of Costco Wholesale Corporation

According to publicly available information, Eli Lilly and Company discovers, develops, manufactures, and markets products in human pharmaceutical products. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-06351.

Historical Performance of Eli Lilly and Company

According to publicly available information, Energy Transfer LP engages in natural gas operations and crude oil, natural gas liquid and refined products transportation, terminalling services and acquisition and marketing activities, as well as natural gas liquid storage and fractionation services. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-32740.

Historical Performance of Energy Transfer LP

According to publicly available information, Illumina, Inc. is a provider of sequencing- and array-based solutions for genetic and genomic analysis. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-35406.

Historical Performance of Illumina, Inc.

According to publicly available information, Lockheed Martin Corporation is a security and aerospace company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-11437.

Historical Performance of Lockheed Martin Corporation

According to publicly available information, MetLife, Inc. is a financial services company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-15787.

Historical Performance of MetLife, Inc.

According to publicly available information, Microsoft Corporation is a technology company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-37845.

Historical Performance of Microsoft Corporation

According to publicly available information, Northrop Grumman Corporation is an aerospace and defense technology company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-16411.

Historical Performance of Northrop Grumman Corporation

According to publicly available information, Novo Nordisk A/S is a healthcare company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 333-82318.

Historical Performance of Novo Nordisk A/S

According to publicly available information, NVIDIA Corporation is a semiconductor company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 000-23985.

Historical Performance of NVIDIA Corporation

According to publicly available information, Palo Alto Networks, Inc. is a cybersecurity provider. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-35594. The daily historical closing levels for Palo Alto Networks, Inc. in the graph below have been adjusted for a 3-for-1 stock split that became effective before the market open on September 14, 2022.

Historical Performance of Palo Alto Networks, Inc.

According to publicly available information, Peabody Energy Corporation is a producer of metallurgical and thermal coal. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-16463.

Historical Performance of Peabody Energy Corporation

According to publicly available information, The Home Depot, Inc. is a home improvement retailer. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-08207.

Historical Performance of The Home Depot, Inc.

According to publicly available information, T-Mobile US, Inc. is a provider of wireless communications services. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-33409.

Historical Performance of T-Mobile US, Inc.

According to publicly available information, Ulta Beauty, Inc. is a beauty retailer. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-33764.

Historical Performance of Ulta Beauty, Inc.

Hypothetical Historical Closing Levels of the Basket

Because the basket is a newly created basket and its level will begin to be calculated only on the trade date, there is no actual historical information about the closing levels of the basket as of the date of this prospectus supplement.  Therefore, the hypothetical closing levels of the basket provided in the graph below were calculated from publicly available historical basket stock prices of each basket stock.

The following graph is based on the hypothetical basket closing level for the period from January 1, 2018 through March 24, 2023, assuming that the hypothetical basket closing level was 100 on January 1, 2018. We derived the hypothetical basket closing levels based on the method to calculate the basket closing level as described in this prospectus supplement and on actual closing prices of the relevant basket stocks on the relevant date. The hypothetical basket closing level has been normalized such that its hypothetical level on January 1, 2018 was 100. As noted in this prospectus supplement, the initial basket level will be set at 100 on the trade date. The basket closing level can increase or decrease due to changes in the levels of the basket stocks.

Hypothetical Historical Performance of the Basket

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus. The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc.

This section does not apply to a holder that is a member of a class of holders subject to special rules, such as:

●	a dealer in securities or currencies;
●	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
●	a bank;
●	a life insurance company;
●	a regulated investment company;
●	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
●	a tax exempt organization;
●	a partnership;
●	a person that owns a warrant as a hedge or that is hedged against interest rate risks;
●	a person that owns a warrant as part of a straddle or conversion transaction for tax purposes; or
●	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how the warrants should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of an investment in the warrants are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

A holder should consult their tax advisor concerning the U.S. federal income tax and other tax consequences of their investment in the warrants, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section only applies to a United States holder that holds warrants as a capital asset for tax purposes. A holder is a United States holder if such holder is a beneficial owner of a warrant and is:

●	a citizen or resident of the United States;
●	a domestic corporation;
●	an estate whose income is subject to U.S. federal income tax regardless of its source; or
●

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. In the opinion of our counsel, Sidley Austin LLP, under current law, a warrant should be treated as a put option for U.S. federal income tax purposes. The following discussion assumes that a warrant will be treated as a put option for U.S. federal income tax purposes.

Assuming that the treatment of a warrant as a put option for U.S. federal income tax purposes is respected, a United States holder should not be required to recognize taxable income over the term of the warrants prior to settlement of the warrants, other than pursuant to a sale or exchange of the warrants prior to settlement.

A United States holder’s tax basis in a warrant should equal the amount paid by the United States holder to acquire the warrant.

Upon a sale or exchange of a warrant, or upon a lapse or cash settlement of a warrant, a United States holder should recognize short-term capital gain or loss in an amount equal to the difference between the amount realized, if any, upon the sale, exchange, lapse or cash settlement of the warrant and the United States holder’s tax basis in the warrant sold, exchanged, lapsed or cash settled.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the warrants and the payment of proceeds from a sale or other disposition of warrants, unless a United States holder provides proof of an applicable exemption or correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the United States holder’s U.S. federal income tax liability, provided that the required information is timely provided to the Internal Revenue Service. In addition, information reports may be filed with the Internal Revenue Service in connection with payments on the warrants and the payment of gross proceeds from a sale or other disposition of warrants, unless the United States holder provides proof of an applicable exemption from the information reporting rules.

Non-United States Holders

This section only applies to a non-United States holder. A holder is a non-United States holder if such holder is a beneficial owner of a warrant and is, for U.S. federal income tax purposes:

●	a nonresident alien individual;
●	a foreign corporation; or
●	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the warrants.

A non-United States holder should not be subject to U.S. federal income tax or withholding tax in respect of amounts paid to the non-United States holder.

A non-United States holder may be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — Non-United States Holders” with respect to payments on the warrants at maturity as well as in connection with the proceeds from a sale, exchange or other disposition of the warrants, unless the non-United States holder complies with the requirements necessary to avoid backup withholding (in which case such non-United States holder will not be subject to such backup withholding) as set forth under “United States Taxation – Taxation of Debt Securities – Non-United States Holders” in the accompanying prospectus.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts a non-United States holder receives upon the sale, exchange, lapse or cash settlement of the warrants, could be collected via withholding. If these regulations were to apply to the warrants, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the basket during the term of the warrants. We could also require a non-United States holder to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the warrants in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to a non-United States holder’s potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2025, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). Due to the economic terms of the warrants, we have determined that the warrants will not be subject to withholding under these rules. In certain limited circumstances, however, a non-United States holder should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. A non-United States holder should consult their tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of the warrants for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) should not apply to the warrants.

Employee Retirement Income Security Act

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the warrants.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the warrants are acquired by or on behalf of a Plan unless those warrants are acquired and held pursuant to an available exemption. In general, available exemptions include: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90‑1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the warrants, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the warrants, (b) none of the purchase, holding or disposition of the warrants or the exercise of any rights related to the warrants will result in a non-exempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person's acquisition, disposition or holding of the warrants, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the warrants, and neither The Goldman Sachs Group, Inc. nor any of its affiliates has provided investment advice in connection with such person’s acquisition, disposition or holding of the warrants.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan), and propose to invest in the warrants, you should consult your legal counsel.

Supplemental Plan of Distribution

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate premium amount of the offered warrants specified on the front cover of this prospectus supplement.  GS&Co. proposes initially to offer the warrants to the public at the original issue price set forth on the cover page of this prospectus supplement.

In connection with the initial offering of the warrants, the minimum number of warrants that may be purchased by any investor is 24, resulting in an aggregate minimum premium amount per investor of $1,008.

In the future, GS&Co. or other affiliates of GS Finance Corp. may repurchase and resell the offered warrants in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.  For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We will deliver the warrants against payment therefor in New York, New York on March 28, 2023.

We have been advised by GS&Co. that it intends to make a market in the warrants. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the warrants.

The warrants will not be listed on any securities exchange or interdealer quotation system.

Conflicts of Interest

GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of warrants within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of warrants will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell warrants in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

VALIDITY OF THE WARRANTS AND GUARANTEE

In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the warrants offered by this prospectus supplement have been executed and issued by GS Finance Corp., such warrants have been authenticated by the trustee pursuant to the indenture, and such warrants have been delivered against payment as contemplated herein, (a) such warrants will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such warrants will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 18, 2023, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on January 18, 2023.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the warrants offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

TABLE OF CONTENTS
Prospectus Supplement

Page

Terms and Conditions	S-4
Q&A	S-12
Hypothetical Examples	S-14
Additional Risk Factors Specific to Your Warrants	S-20
Use of Proceeds	S-30
Hedging	S-30
The Basket	S-31
Supplemental Discussion of U.S. Federal Income Tax Consequences	S-45
Employee Retirement Income Security Act	S-48
Supplemental Plan of Distribution	S-49
Conflicts of Interest	S-49
Validity of the Warrants and Guarantee	S-50

Prospectus Supplement dated February 13, 2023
Use of Proceeds	S-2
Description of Warrants We May Offer	S-3
Considerations Relating to Indexed Warrants	S-7
United States Taxation	S-9
Employee Retirement Income Security Act	S-10
Supplemental Plan of Distribution	S-11
Validity of the Warrants and Guarantees	S-12

Prospectus dated February 13, 2023
Available Information	2
Prospectus Summary	4
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	8
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer	70
Description of Units We May Offer	88
GS Finance Corp.	93
Legal Ownership and Book-Entry Issuance	95
Considerations Relating to Indexed Securities	103
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	104
United States Taxation	107
Plan of Distribution	125
Conflicts of Interest	127
Employee Retirement Income Security Act	128
Validity of the Securities and Guarantees	129
Independent Registered Public Accounting Firm	130
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	130

$1,696,884

GS Finance Corp.

Basket-Linked Put Warrants due 2023

guaranteed by

The Goldman Sachs Group, Inc.

Goldman Sachs & Co. LLC